SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 9, 2004

Date of Report (Date of earliest event reported)

INERGY, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	0-32453	43-1918951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Brush Creek Boulevard, Suite 200

Kansas City, MO 64112

(Address of principal executive offices)

(816) 842-8181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 REGULATION FD DISCLOSURE

A. Introduction

On December 9, 2004, Inergy, L.P. (the “Partnership”) issued a press release announcing its proposed private placement of $400.0 million in principal amount of senior notes due 2014 (the “Notes”). The Partnership also announced that it intends to use the net proceeds to fund a portion of the purchase price of its proposed acquisition of the propane operations of Star Gas Partners, L.P.

The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the Notes. The Notes to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

B. Limitation on Incorporation by Reference

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

C. Supplemental Information

The following sets forth certain supplemental information contained in the preliminary offering memorandum dated December 9, 2004 relating to the proposed private placement of the Notes (the “Preliminary Offering Memorandum”). Except as otherwise indicated in the supplemental information set forth below, or as the context may otherwise require (i) references to “the Partnership,” “we,” “our,” “us,” or like terms refer to Inergy, L.P. or to Inergy, L.P. and its subsidiaries, (ii) references to the “Notes” refer to the senior notes due 2014 of the Partnership that are the subject of the Preliminary Offering Memorandum, and (iii) references to “our predecessor” refer to Inergy Partners, LLC, the entity that conducted our business prior to our initial public offering.

1. Summary

Inergy, L.P.

Inergy, L.P. (NASDAQ:NRGY) is a publicly traded Delaware limited partnership that owns and operates a rapidly growing, geographically diverse retail and wholesale propane supply, marketing and distribution business. We believe we are currently the seventh largest propane retailer in the United States, based on retail propane gallons sold. Our retail business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. As of September 30, 2004, we served approximately 275,000 retail customers in Arkansas, Florida, Georgia, Illinois, Indiana, Maryland, Michigan, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, and West Virginia from 147 customer service centers which had an aggregate of approximately 10.9 million gallons of above-ground propane storage capacity. In addition to our retail business, we operate a wholesale supply, marketing and distribution business through which we provide propane procurement, transportation and supply and price risk management services to our customer service centers. We also provide these services to independent dealers, multi-state marketers, petrochemical companies, refinery and gas processors and a number of other natural gas liquids marketing and distribution companies in the United States and in Canada. During the fiscal year ended September 30, 2004, or fiscal 2004, we sold and physically delivered approximately 140.7 million gallons of propane to retail customers and approximately 368.3 million gallons of propane to wholesale customers.

We have grown primarily through acquisitions of retail propane operations. Since our predecessor’s inception in November 1996 and through September 30, 2004, we have acquired the assets of 42 propane companies in Arkansas, California, Florida, Georgia, Illinois, Indiana, Maryland, Michigan, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Canada for an aggregate purchase price of approximately $400 million, including working capital, assumed liabilities and acquisition costs. These acquisitions include 17 propane companies acquired during fiscal 2004 for an aggregate purchase price of approximately $97 million.

On November 18, 2004, we signed a definitive agreement to purchase 100% of the partnership interests in Star Gas Propane, L.P., or Star Gas Propane, for approximately $475 million plus working capital adjustments, which we currently expect to be approximately $9.5 million. This acquisition will add approximately 345,000 customers throughout the Midwest, the Northeast, Florida and Georgia. During fiscal 2003, Star Gas Propane delivered approximately 167 million gallons of retail propane to its retail customers.

Following the consummation of this acquisition, we believe we will be the fifth largest retail propane company in the United States, serving approximately 600,000 customers from approximately 270 customer service centers in 26 states. We believe our acquisition of Star Gas Propane will be beneficial to us because Star Gas Propane, like us, has a retail focus with high tank ownership and decentralized operations with local business branding and because the acquisition will expand our customer base, increase the scale of our operations and strengthen our geographic diversity.

Our net income and EBITDA for the nine month period ended June 30, 2004, pro forma for the acquisition of Star Gas Propane, were $21.3 million and $98.2 million, respectively, which do not include the full period pro forma effect of our other acquisitions made during that period. Our other acquisitions involved numerous sellers over different time periods and were accounted for under the purchase method of accounting. Accordingly, our pro forma statement of operations does not fully reflect the contributions we expect the acquired assets to make to our future results of operations. For a discussion of EBITDA and a reconciliation of EBITDA to net income.

Recent Developments

Star Gas Propane Acquisition and Concurrent Financings

On November 18, 2004, we signed a definitive agreement to purchase 100% of the partnership interests (but specifically excluding Petro Holdings, Inc., a subsidiary of Star Gas Propane) in Star Gas Propane, the propane operating partnership of Star Gas Partners, L.P. (NYSE: SGU, SGH), for approximately $475 million plus working capital adjustments, which we refer to as the “Star Gas Propane Acquisition.” Following the consummation of this acquisition, we believe we will be the fifth largest retail propane company in the United States serving approximately 600,000 customers from approximately 270 customer service centers in 26 states. In fiscal 2003, Star Gas Propane delivered approximately 167 million gallons of retail propane to customers located throughout the Midwest, the Northeast, Florida and Georgia. The acquisition is expected to close on or about December 17, 2004 and is subject to customary closing conditions and regulatory approvals.

We believe the Star Gas Propane Acquisition will provide several key strategic benefits. The acquisition will more than double our existing customer base, while strengthening our position in the Great Lakes region and expanding our retail propane business into the attractive Northeast markets. We believe our acquisition of Star Gas Propane will be beneficial to us because Star Gas Propane, like us, has a retail focus with high tank ownership and decentralized operations with local business branding and because the acquisition will expand our customer base, increase the scale of our operations and strengthen our geographic diversity.

We intend to finance the Star Gas Propane Acquisition and related fees and expenses through:

•	at least $90 million of proceeds from issuances of our common units to certain institutional investors;

•	$400 million in anticipated gross proceeds from the notes offered hereby; and

•	approximately $7.4 million in borrowings under our new revolving acquisition credit facility.

These amounts exclude additional borrowings we may need to make under our new revolving acquisition credit facility to fund working capital adjustments in connection with the Star Gas Propane Acquisition.

In the event that the Star Gas Propane Acquisition is consummated prior to the consummation of the offering of these notes, we anticipate that we will borrow approximately $400 million under our new 364-day credit facility. We would then use the net proceeds from this notes offering to repay amounts drawn under the 364-day credit facility. If we utilize our 364-day credit facility, we will incur up to an additional $3 million in fees which may be funded through our new credit facilities.

In the event we have not received all regulatory approvals required to close the Star Gas Propane Acquisition at the time we price this offering, we will establish an escrow account or similar mechanism in which to place the proceeds of this offering so that we may return your investment if the Star Gas Propane Acquisition does not close within a stipulated period of time. We will provide the details of any such arrangement in the event it may be necessary in the final offering memorandum.

Each of the issuances of our common units to the institutional investors and any borrowings under our 364-day facility and new revolving acquisition credit facility will occur concurrently with the consummation of the Star Gas Propane Acquisition, currently anticipated to occur on or about December 17, 2004.

In addition, we anticipate that we will issue additional common units with expected proceeds of approximately $110 million in the near term. This issuance may precede or follow the closing of the Star Gas Propane Acquisition. We cannot provide you assurance as to the timing or terms of this issuance as our decision will be based on a number of contingencies, including market conditions.

Equity Commitments

The issuances of common units at the closing of the Star Gas Propane Acquisition will be made pursuant to equity purchase commitments we have received from Kayne Anderson MLP Investment Company, Tortoise Energy Infrastructure Corporation and RCH Energy MLP Fund LP and a related fund. Expected proceeds from these commitments will not be less than $90 million and may increase to $115 million. We collectively refer to these equity commitments throughout this offering memorandum as the “Equity Commitments.” The closing of the Equity Commitments is conditioned upon the consummation of the Star Gas Propane Acquisition.

New Credit Facilities

We currently have a $225.0 million revolving acquisition credit facility and a $75.0 million revolving working capital facility which mature in July 2006. As of November 1, 2004, we had available capacity of $119.3 million under our revolving acquisition credit facility and $32.3 million under our revolving working capital credit facility. Our new facilities will have terms of five years and consist of a $75.0 million revolving working capital facility and a $250.0 million revolving acquisition credit facility and are conditioned upon the consummation of the Star Gas Propane Acquisition and the closing of the Equity Commitments. The terms of our new revolving credit facilities are substantially similar to, and will replace, our existing revolving credit facilities. In addition, we may also enter into a 364-day $400.0 million credit facility which will only be available for borrowings related to the Star Gas Propane Acquisition.

Other Recent Acquisitions

During calendar 2004, we completed the acquisitions described below. Where available, we have presented the volume of propane delivered and the number of customers served for each acquired entity based on our best estimates of such figures for a recent 12-month period prior to the date of each acquisition.

Moulton Gas Service, Inc.    On November 30, 2004, we acquired the propane assets of Moulton Gas Service, Inc. headquartered in Wapakoneta, Ohio. Moulton Gas delivered approximately 21 million gallons of retail propane to approximately 23,000 customers from four retail locations and 11 satellite plants in Ohio. This acquisition was funded with borrowings under our revolving acquisition credit facility.

Suburban Gas Service.    On August 31, 2004, we acquired the assets of Groves Gas Service, d/b/a Suburban Gas Services, located in Lake County, Illinois. Suburban delivered propane to approximately 2,000 customers from one location in the Chicago metropolitan area.

Highland Propane Company.    In July 2004, we acquired the assets of Highland Propane Company, an operating subsidiary of RGC Resources, Inc. Highland Propane, with headquarters in Roanoke, Virginia, delivered approximately 10 million gallons of retail propane from four customer service centers located in southwestern Virginia and southern West Virginia.

Midland Gas Company, Inc.    We acquired the assets of Midland Gas Company, Inc. in June 2004. Midland Gas, located in Sumter, South Carolina, delivers retail propane from two locations to customers in the north central portion of South Carolina.

Petersen Propane Company.    Also in June 2004, we acquired the assets of Petersen Propane Company located in Hampshire, Illinois. Petersen Propane delivers propane to customers located in the Chicago metropolitan area.

Burnwell Gas Corporation.    In May 2004, we acquired Burnwell Gas Corporation and affiliates Sullivan County Gas Service, Inc. and Sarpol Gas Corporation, collectively doing business as Burnwell Gas and headquartered in Peekskill, New York. Burnwell delivered approximately 4 million gallons of retail propane to customers in the Hudson Valley region of upstate New York.

Gaylord Gas, Inc.    In April 2004, we acquired the assets of Gaylord Gas, Inc. located in northern Michigan. Gaylord delivered approximately 7 million gallons of retail propane from four locations.

Hometown Propane Gas.    In April 2004, we acquired the assets of Hometown Propane Gas, located in central Arkansas. Hometown delivered propane to approximately 2,600 customers from two locations.

Premier Propane LLC.    In March 2004, we acquired the assets of a retail propane company, Premier Propane, LLC, with headquarters in Richmond, Virginia.

Hancock Propane Company, Inc.    In March 2004, we acquired the assets of a retail propane company, Hancock Propane Company, Inc., with headquarters in Scotland Neck, North Carolina.

Direct Propane Inc.    In February 2004, we acquired the assets of a retail propane company, Direct Propane Inc., with headquarters in Norristown, Pennsylvania.

Dorsey Propane Gas Company.    In January 2004, we acquired the assets of a retail propane company, Dorsey Propane Gas Company, with headquarters in Nashville, Georgia.

Potential Acquisitions

As part of our ongoing acquisition program, we are continuing to evaluate a number of potential acquisitions, which are at various stages of the due diligence and negotiation process and which we believe are consistent with our strategy of making acquisitions that will increase our distributable cash flow per unit while achieving a strong credit profile. While our acquisition efforts are primarily focused on propane assets, we may from time to time consider other opportunities that we believe provide the potential to increase our distributable cash flow per unit. Our acquisition efforts may involve assets which, if acquired, would have a material impact on our financial condition and results of operations.

As of November 30, 2004, we had executed non-binding letters of intent to acquire additional retail propane assets for aggregate consideration of approximately $54 million. It is expected that the consideration for these acquisitions would be financed through borrowings under our revolving acquisition credit facility. Any borrowings necessary to fund these acquisitions are not reflected in the information described under “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Information.” These acquisitions are subject to the successful negotiation of definitive purchase agreements and the satisfaction of customary closing conditions. There can be no assurance that these acquisitions will be consummated.

Business Strategies and Competitive Strengths

Our primary objective is to increase distributable cash flow for our unitholders, while (1) providing the highest level of commitment and service to our customers, (2) achieving a strong credit profile and (3) maintaining financial flexibility. We intend to pursue this objective by capitalizing on our competitive strengths as follows:

•	High Percentage of Retail Sales to Residential Customers. Our retail propane operations concentrate on sales to residential customers who generate higher margins and are generally more stable purchasers than other customers. For fiscal 2004, sales to residential customers represented approximately 65% of our retail propane gallons sold.

•	Operations in High Growth Markets. A majority of our operations are concentrated in higher-than-average population growth areas where natural gas distribution is not cost effective. We intend to pursue acquisitions in similar high growth markets.

•	Regional Branding. We believe that our success in maintaining customer stability at our customer service centers results from our operations under established, locally recognized trade names. We attempt to capitalize on the reputation of the companies we acquire by retaining their local brand names and employees, thereby preserving the goodwill of the acquired business and fostering employee loyalty and customer retention.

•	Internal Growth. We promote internal growth in our retail operations through a combination of marketing programs and employee incentives. We also provide various financial and other services, including level payment, fixed price and price cap programs, supply, repair and maintenance contracts, and 24-hour customer service, in order to attract new customers and retain existing customers.

•	Strong Wholesale Supply, Marketing and Distribution Business. One of our distinguishing strengths is our procurement and distribution expertise and capabilities. For fiscal 2004, we delivered approximately 368.3 million wholesale gallons of propane to independent dealers, multistate marketers, petrochemical companies, refineries, gas processors and a number of other NGL marketing and distribution companies. In addition, the presence of our fleet of trucks serving our wholesale customers allows us to take advantage of various pricing and distribution inefficiencies that exist in the market from time to time. We believe our wholesale business enables us to obtain valuable market intelligence and awareness of potential acquisition opportunities.

•	Flexible Financial Structure. We believe a major competitive strength is our ability to access the capital markets and maintain a low cost of capital. Since our initial public offering in 2001, we have consistently communicated to the financial community our intention to achieve a strong credit profile. Including our initial public offering in January 2001, we have accessed the equity markets five times, raising approximately $213 million of net proceeds. In addition, we have funded two acquisitions directly with equity. Concurrently with the closing of the Star Gas Propane Acquisition, we will enter into new five-year revolving acquisition and working capital facilities with terms substantially similar to our existing credit facilities.

•	Proven Acquisition Expertise. Our executive officers and key employees, who average more than 15 years experience in the propane and energy-related industries, have developed business relationships with retail propane businesses and propane business owners throughout the United States. These significant industry contacts have enabled us to negotiate most of our acquisitions on an exclusive basis. We believe this acquisition expertise should allow us to continue to grow through strategic and accretive acquisitions.

2. Risk Factors

This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information included or incorporated by reference in this offering memorandum, including the financial statements and related notes, before deciding to invest in the notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations would likely suffer.

Risks Inherent in Our Business

Since weather conditions may adversely affect the demand for propane, our financial condition and results of operations are vulnerable to, and will be adversely affected by, warm winters.

Weather conditions have a significant impact on the demand for propane because our customers depend on propane principally for heating purposes. As a result, warm weather conditions will adversely impact our operating results and financial condition. Actual weather conditions can substantially change from one year to the next. Furthermore, warmer than normal temperatures in one or more regions in which we operate can significantly decrease the total volume of propane we sell. Consequently, our operating results may vary significantly due to actual changes in temperature. During the fiscal years ended September 30, 1999, 2000, 2002 and 2004, temperatures were significantly warmer than normal in our areas of operation. We believe that our results of operations during these periods were adversely affected as a result of this warm weather.

We may be unable to successfully integrate the Star Gas Propane Acquisition or our other acquisitions with our operations or realize all of the anticipated benefits of these acquisitions.

Integration of the Star Gas Propane business and operations with our existing business and operations will be a complex, time-consuming and costly process, particularly given that the acquisition will approximately double our size and significantly diversify the geographic areas in which we operate. Failure to successfully integrate the Star Gas Propane business and operations with our existing business and operations in a timely manner may have a material adverse effect on our business, financial condition, results of operations and cash flows. Similarly, our other recent acquisitions and ongoing acquisition program expose us to integration risks as well. The difficulties of combining the acquired operations include, among other things:

•	operating a significantly larger combined organization and integrating additional retail and wholesale distribution operations to our existing supply, marketing and distribution operations;

•	coordinating geographically disparate organizations, systems and facilities;

•	integrating personnel from diverse business backgrounds and organizational cultures;

•	consolidating corporate, technological and administrative functions;

•	integrating internal controls, compliance under the Sarbanes-Oxley Act of 2002 and other corporate governance matters;

•	the diversion of management’s attention from other business concerns;

•	customer or key employee loss from the acquired businesses;

•	a significant increase in our indebtedness; and

•	potential environmental or regulatory liabilities and title problems.

In addition, we may not realize all of the anticipated benefits from our acquisition of Star Gas Propane, such as cost savings and revenue enhancements, for various reasons, including difficulties integrating operations and personnel, higher costs, unknown liabilities and fluctuations in markets. Furthermore, because we are already in the heating season, we will not be able to undertake much of the integration until after the heating season has ended.

Our acquisition of Star Gas Propane exposes us to potential significant liabilities.

In the Star Gas Propane Acquisition, we are purchasing the partnership interests of Star Gas Propane rather than just its assets. As a result, we are purchasing the liabilities of Star Gas Propane as well, including unknown and contingent liabilities. We have performed a certain level of due diligence in connection with the Star Gas Propane Acquisition, but there may be pending, threatened, contemplated or contingent claims against Star Gas Propane related to environmental, title, regulatory, litigation or other matters of which we are unaware. Although Star Gas Partners, L.P. has agreed to indemnify us against some of these liabilities, there is a risk that we could ultimately be liable for some or all of these indemnified risks.

Star Gas Partners, L.P., the parent company of Star Gas Propane, is a named defendant in multiple federal securities class action lawsuits alleging that public disclosures made by it contained materially misleading information or omits to state material information. Star Gas Propane is a named defendant in one of these lawsuits and it is possible that Star Gas Propane and its subsidiaries could be named as a defendant in additional lawsuits relating to the allegations described above. We expect that Star Gas Propane will remain a defendant in this lawsuit after the closing of the Star Gas Propane Acquisition.

Under our purchase agreement entered into in connection with the Star Gas Propane Acquisition, Star Gas Partners, L.P. agreed to indemnify us for damages relating to the securities disclosure claims described above without limitation as to the ultimate amount of such indemnity. Star Gas Partners, L.P. has also agreed to generally indemnify us against other liabilities up to a maximum aggregate amount of approximately $107 million, subject to certain of our claims being brought within specific time periods. On October 18, 2004, Star Gas Partners, L.P. announced that it expected a substantial deterioration of its results of operations for its Petro heating oil division for the fiscal year ended September 30, 2004 and projected a further decline in operating results for the fiscal year ending September 30, 2005. If we incur damages arising from any such liabilities and Star Gas Partners, L.P. is financially or contractually unable to fulfill its indemnification obligations to us or disputes its liability under the indemnity, we could be responsible for any amounts not covered. Accordingly, these potential liabilities may have a material adverse effect on us.

If Star Gas Partners, L.P. is unable to meet its obligations to its creditors and the creditors successfully challenge the Star Gas Propane Acquisition under federal or state bankruptcy or fraudulent transfer laws, which would require the creditors to prove that (i) Star Gas Partners, L.P. received inadequate consideration for the Star Gas Propane Acquisition and that Star Gas Partners, L.P. was insolvent or was rendered insolvent by reason of the acquisition, or (ii) that such acquisition was made with the intent of defrauding Star Gas Partners, L.P.’s creditors, we could be subject to material losses. While we believe that a successful fraudulent conveyance claim is unlikely, we cannot assure you that such a claim will not be made. Moreover, any such claim, if resolved adversely to us, may have a material adverse affect on us.

If we do not continue to make acquisitions on economically acceptable terms, our future financial performance will be limited.

The propane industry is not a growth industry because of increased competition from alternative energy sources. In addition, as a result of long-standing customer relationships that are typical in the retail home propane industry, the inconvenience of switching tanks and suppliers and propane’s higher cost as compared to other energy sources, we may have difficulty in increasing our retail customer base other than through acquisitions. Therefore, while our business strategy includes internal growth, our ability to grow will depend principally on acquisitions. Our future financial performance depends on our ability to continue to make acquisitions at attractive prices. We cannot assure you that we will be able to continue to identify attractive acquisition candidates in the future or that we will be able to acquire businesses on economically acceptable terms. In particular, competition for acquisitions in the propane business has intensified and become more costly. We may not be able to grow as rapidly as we expect through our acquisition of additional businesses for various reasons, including the following:

•

We will use our cash from operations primarily for distributions to unitholders and reinvestment in our business. Consequently, the extent to which we are unable to use cash or access capital to pay for additional acquisitions may limit our growth and impair our operating results. Further, we are subject to certain debt incurrence covenants under our bank credit facility and our indenture for the notes that may restrict our ability to incur additional debt to finance acquisitions.

•	Although we intend to use our securities as acquisition currency, some prospective sellers may not be willing to accept our securities as consideration.

Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect our profit margins.

The propane industry is a “margin-based” business in which gross profits depend on the excess of sales prices over supply costs. As a result, our profitability will be sensitive to changes in wholesale prices of propane caused by changes in supply or other market conditions. When there are sudden and sharp increases in the wholesale cost of propane, we may not be able to pass on these increases to our customers through retail or wholesale prices. Propane is a commodity and the price we pay for it can fluctuate significantly in response to changes in supply or other market conditions. We have no control over supply or market conditions. In addition, the timing of cost pass-throughs can significantly affect margins. Sudden and extended wholesale price increases could reduce our gross profits and could, if continued over an extended period of time, reduce demand by encouraging our retail customers to conserve or convert to alternative energy sources.

Our indebtedness may limit our ability to borrow additional funds or capitalize on acquisition or other business opportunities, in addition to impairing our ability to fulfill our debt obligations under the notes.

As of September 30, 2004, on a pro forma basis after giving effect to this offering and the other transactions described under “Capitalization,” we would have had approximately $591.9 million of total outstanding long-term indebtedness, including approximately $181.5 million of secured indebtedness under our credit facility and approximately $10.4 million of other indebtedness. After this offering, the current maturities of long-term indebtedness will comprise approximately $23.6 million of the total outstanding long-term indebtedness. Our leverage, various limitations in our credit facility, other restrictions governing our indebtedness and the indenture governing the notes may reduce our ability to incur additional indebtedness, to engage in some transactions and to capitalize on acquisition or other business opportunities.

Our indebtedness and other financial obligations could have important consequences to you. For example, they could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general partnership purposes or other purposes;

•	result in higher interest expense in the event of increases in interest rates since some of our debt is, and will continue to be, at variable rates of interest;

•	have a material adverse effect on us if we fail to comply with financial and restrictive covenants in our debt agreements and an event of default occurs as a result of that failure that is not cured or waived;

•	require us to dedicate a substantial portion of our cash flow to payments of our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general partnership requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the propane industry; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

If we are unable to meet our debt service obligations and other financial obligations, we could be forced to restructure or refinance our indebtedness and other financial transactions, seek additional equity capital or sell our assets. We may then be unable to obtain such financing or capital or sell our assets on satisfactory terms, if at all.

Restrictive covenants in the agreements governing our indebtedness may reduce our operating flexibility.

The indenture governing these notes and agreements governing our credit facility and other future indebtedness contain or will contain various covenants limiting our ability and the ability of specified subsidiaries of ours to, among other things:

•	pay distributions on, redeem or repurchase our equity interests or redeem or repurchase our subordinated debt;

•	make investments;

•	incur or guarantee additional indebtedness or issue preferred securities;

•	create or incur certain liens;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries;

•	create non-guarantor subsidiaries;

•	enter into sale and leaseback transactions; and

•	engage in any material business other than a permitted business.

These restrictions could limit our ability and the ability of our subsidiaries to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our credit facility contains covenants requiring us to maintain specified financial ratios and satisfy other financial conditions. We may be unable to meet those ratios and conditions. Any future breach of these covenants and our failure to meet any of those ratios and conditions could result in a default under the terms of our credit facility, which could result in the acceleration of our debt and other financial obligations. If we were unable to repay these amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral.

The highly competitive nature of the retail propane business could cause us to lose customers or affect our ability to acquire new customers, thereby reducing our revenues.

We have competitors and potential competitors who are larger and have substantially greater financial resources than we do, which may provide them with some advantages. Also, because of relatively low barriers to entry into the retail propane business, numerous small retail propane distributors, as well as companies not engaged in retail propane distribution, may enter our markets and compete with us. Most of our propane retail branch locations compete with several marketers or distributors. The principal factors influencing competition with other retail marketers are:

•	price,

•	reliability and quality of service,

•	responsiveness to customer needs,

•	safety concerns,

•	long-standing customer relationships,

•	the inconvenience of switching tanks and suppliers, and

•	lack of growth in the industry.

We can make no assurances that we will be able to compete successfully on the basis of these factors. If a competitor attempts to increase market share by reducing prices, we may lose customers, which would reduce our revenues.

If we are not able to purchase propane from our principal suppliers, our results of operations would be adversely affected.

Most of our total volume purchases are made under supply contracts that have a term of one year, are subject to annual renewal, and provide various pricing formulas. Three of our suppliers, Sunoco, Inc. (18%), Dominion Transmission Inc. (12%) and ExxonMobil Oil Corp. (11%), accounted for approximately 41% of propane purchases during fiscal 2004. Similarly, Star Gas Propane purchases a significant amount of its propane from certain suppliers, several of whom are also suppliers to us. In the event that we are unable to purchase propane from our significant suppliers, our failure to obtain alternate sources of supply at competitive prices and on a timely basis would hurt our ability to satisfy customer demand, reduce our revenues and adversely affect our results of operations.

Competition from alternative energy sources may cause us to lose customers, thereby reducing our revenues.

Competition from alternative energy sources, including natural gas and electricity, has been increasing as a result of reduced regulation of many utilities, including natural gas and electricity. Propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a less expensive source of energy than propane. The gradual expansion of natural gas distribution systems and availability of natural gas in many areas that previously depended upon propane could cause us to lose customers, thereby reducing our revenues.

Our business would be adversely affected if service at our principal storage facilities or on the common carrier pipelines we use is interrupted.

Historically, a substantial portion of the propane we purchase to support our operations originates at Conway, Kansas, Hattiesburg, Mississippi and Mont Belvieu, Texas and is shipped to us through major common carrier pipelines. Any significant interruption in the service at these storage facilities or on the common carrier pipelines we use would adversely affect our ability to obtain propane.

If we are not able to sell propane that we have purchased through wholesale supply agreements to either our own retail propane customers or to other retailers and wholesalers, the results of our operations would be adversely affected.

We currently are party to propane supply contracts and expect to enter into additional propane supply contracts which require us to purchase substantially all the propane production from certain refineries. Our inability to sell the propane supply in our own propane distribution business, to other retail propane distributors, or to other propane wholesalers would have a substantial adverse impact on our operating results and could adversely impact our capital liquidity.

We are subject to operating and litigation risks that could adversely affect our operating results to the extent not covered by insurance.

Our operations are subject to all operating hazards and risks incident to handling, storing, transporting and providing customers with combustible liquids such as propane. As a result, we have been, and likely will be, a defendant in legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in such amounts and with such coverages and deductibles as we believe are reasonable and prudent. However, our insurance may not be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage. In addition, the occurrence of a serious accident, whether or not we are involved, may have an adverse effect on the public’s desire to use our products.

Our operations are subject to compliance with environmental laws and regulations that can adversely affect our results of operations and financial condition.

Our operations are subject to the environmental laws and regulations of federal, state, and local authorities. Such environmental laws and regulations impose restrictions on the generation, handling, treatment, storage, disposal, and transportation of certain materials and wastes. Failure to comply with such environmental laws and regulations can result in the assessment of substantial administrative, civil, and criminal penalties and even the issuance of injunctions restricting or prohibiting our activities. Certain environmental laws impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Many of the properties owned or leased by us were previously operated by third parties whose management, disposal, or release of materials and wastes was not under our control. Accordingly, we may be liable for the costs of cleaning up or remediating contamination caused by releases of hazardous substances at properties that we own or operate or will own or operate or at properties to which hazardous substances were transported from these properties. It is also possible that implementation of stricter environmental laws and regulations in the future could result in additional costs or liabilities to us as well as the industry in general.

Energy efficiency and new technology may reduce the demand for propane and adversely affect our operating results.

Increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, have adversely affected the demand for propane by retail customers. Future conservation measures or technological advances in heating, conservation, energy generation or other devices might reduce demand for propane and adversely affect our operating results.

Due to our lack of asset diversification, adverse developments in our propane business would adversely affect our operating results.

We rely almost exclusively on the revenues generated from our propane business. Due to our lack of asset diversification, an adverse development in this business would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Cost reimbursements due our managing general partner may be substantial and will reduce the cash available for principal and interest on the notes.

We reimburse our managing general partner and its affiliates, including officers and directors of our managing general partner, for all expenses they incur on our behalf. The reimbursement of expenses could adversely affect our ability to make payments of principal and interest on the notes. Our managing general partner has sole discretion to determine the amount of these expenses. In addition, our managing general partner and its affiliates provide us with services for which we are charged reasonable fees as determined by our managing general partner in its sole discretion.

Our business and operations could be adversely affected by terrorist attacks.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope, and the United States and others instituted military action in response. Since the September 11th attacks, the U.S. government has issued public warnings that indicate that energy assets, specifically our nation’s pipeline infrastructure, production facilities and transmission and distribution facilities, might be specific targets of terrorist organizations. The continued threat of terrorism and the impact of military and other actions will likely lead to increased volatility in prices for natural gas and oil and could affect the markets for our products. In addition, future acts of terrorism could be directed against companies operating in the United States, particularly those engaged in sectors essential to our economic prosperity, such as natural resources. These developments have subjected our operations to increased risk and, depending on their ultimate magnitude, could have a material adverse affect on our business.

3. Capitalization

The following table sets forth our consolidated historical capitalization as of September 30, 2004. In addition, our capitalization is presented on an as adjusted basis to give effect to:

•	the consummation of the Star Gas Propane Acquisition;

•	the offering of these notes, with estimated gross proceeds of $400 million, before deducting initial purchaser discounts and the estimated expenses of the offering;

•	the sale of our common units pursuant to the Equity Commitments, with expected gross proceeds of $90 million;

•	expenses and fees related to the Star Gas Propane Acquisition and this offering of approximately $15.5 million;

•	the closing of our new credit facilities and related expenses and the borrowing of approximately $7.4 million under our revolving acquisition credit facility in connection with the Star Gas Propane Acquisition; and

•	our additional indebtedness subsequent to September 30, 2004 prior to the date hereof, consisting of approximately $42 million under our revolving acquisition credit facility and approximately $4.9 million of other indebtedness incurred in connection with other acquisitions.

The following table does not reflect any borrowings we may make to fund acquisitions pursuant to our outstanding letters of intent or our currently contemplated common unit offering with anticipated proceeds of approximately $110 million.

In the event the Star Gas Propane Acquisition closes prior to the closing of this offering, we expect to borrow approximately $400 million under our 364-day credit facility to fund the acquisition. The following table does not reflect any borrowings under our 364-day facility. In the event we borrow under our 364-day facility and repay those borrowings with proceeds from this offering, we will incur additional expenses of approximately $3 million.

You should read our financial statements and the notes to those financial statements that are included elsewhere in this offering memorandum for additional information about our capital structure.

	As of September 30, 2004
	Actual	As Adjusted
	($ in thousands)
Cash	$2,256	$2,256

Debt:
Revolving working capital credit facility(a)	$26,403	$26,403
Revolving acquisition credit facility(a)	105,750	155,125	(b)(c)
Senior notes	—	400,000
Other debt(d)	5,448	10,369	(b)

Total Debt	137,601	591,897
Total Partners’ Capital	252,043	337,636	(e)

Total Capitalization	$389,644	$929,533

(a)	Concurrently with the consummation of the Star Gas Propane Acquisition, we will enter into a new five-year $75.0 million revolving working capital credit facility and a new five-year $250.0 million revolving acquisition credit facility with terms substantially similar to our existing facilities.

(b)	Includes borrowings subsequent to September 30, 2004 of $42 million under the revolving acquisition facility and approximately $4.9 million of other debt related to acquisitions other than Star Gas Propane.
(c)	Includes borrowings of approximately $7.4 million under our revolving acquisition credit facility to fund a portion of the Star Gas Propane Acquisition and related expenses and fees in excess of net proceeds received from the offering of the notes and the Equity Commitments.
(d)	Represents primarily non-compete obligations and seller notes related to acquisitions.
(e)	Addition to partners’ capital resulting from the Equity Commitments, net of (i) a write-down of approximately $2.4 million for unamortized underwriting fees related to the existing revolving credit facility and (ii) expensing of $2.0 million of commitment fees related to the 364-day facility. Other fees of approximately $20.9 million are capitalized. If we fund the Star Gas Propane Acquisition under the 364-day facility, we will incur (and expense) additional fees of approximately $3.0 million.

4. Unaudited Pro Forma Condensed Combined Financial Information

Introduction

On November 18, 2004, we signed a definitive agreement to purchase 100% of the partnership interests in Star Gas Propane, L.P. for approximately $475 million, plus a working capital adjustment currently estimated to be approximately $9.5 million. Star Gas Propane, L.P. is a subsidiary of Star Gas Partners, L.P., which is a reporting company under the Securities Exchange Act of 1934, or the Exchange Act. Star Gas Propane, L.P. is a segment described in Star Gas Partners, L.P.’s documents filed with the SEC pursuant to the Exchange Act. Please see those documents for additional information regarding Star Gas Propane, L.P.

We are not including or incorporating by reference in this preliminary offering memorandum any financial statements filed by Star Gas Partners, L.P. pursuant to the Exchange Act but we are presenting unaudited pro forma condensed combined financial information as of and for the nine months ended June 30, 2004. We will include in the final offering memorandum audited financial statements for Star Gas Propane, L.P. as of and for the three fiscal years ended September 30, 2004 and pro forma condensed combined financial statements as of and for the fiscal year ended September 30, 2004. We will also file this information on a Form 8-K prior to the pricing of this offering and will incorporate this Form 8-K by reference into this preliminary offering memorandum. Star Gas Propane, L.P.’s results of operations and financial condition may be materially different for the fiscal year ended September 30, 2004 than for the nine months ended June 30, 2004, upon which the pro forma condensed combined financial information in this preliminary offering memorandum is based. In addition, you should note that the pro forma condensed combined financial information in this preliminary offering memorandum is also based on our results of operations and financial condition for the nine months ended June 30, 2004 and not on our audited financial statements for our fiscal year ended September 30, 2004. As a result, you should not place undue reliance on the pro forma condensed combined financial information in this preliminary offering memorandum and you should review carefully the historical and pro forma condensed combined financial information that will be included in the final offering memorandum and our current report on Form 8-K before purchasing any notes in this offering.

We have presented below our unaudited pro forma condensed combined financial statements as of June 30, 2004 and for the nine months ended June 30, 2004. Our unaudited pro forma condensed combined balance sheet reflects the following transactions as if such transactions occurred as of June 30, 2004:

•	the closing of the Star Gas Propane Acquisition for consideration of $475 million, without giving effect to approximately $9.5 million of estimated working capital adjustments;

•	the closing of this offering of notes;

•	the funding of the Equity Commitments; and

•	approximately $7.4 million in borrowings under new revolving acquisition credit facility.

Our unaudited pro forma condensed combined consolidated statement of operations reflects the aforementioned transactions as if each such transaction occurred as of October 1, 2003.

Our unaudited pro forma condensed combined financial statements do not reflect any borrowings we may make to fund acquisitions pursuant to our outstanding letters of intent or our currently contemplated common unit offering with anticipated proceeds of approximately $110 million.

In the event the Star Gas Propane Acquisition closes prior to the closing of this offering of notes, we expect to borrow approximately $400 million under our 364-day facility to fund the acquisition. The pro forma financial information presented below does not reflect any borrowings under our 364-day facility. In the event we borrow under our 364-day facility and repay those borrowings with proceeds from this offering, we will incur additional expenses of approximately $3 million.

The results of operations presented below are pro forma for the Star Gas Propane Acquisition but are not pro forma for the full year impact of the 17 acquisitions we completed during fiscal 2004 or the acquisition of Moulton Gas completed subsequent to fiscal 2004. These acquisitions were consummated over different time periods and were accounted for under the purchase method of accounting. Accordingly, the results of operations for our fiscal 2004 acquisitions are included in our historical financial statements from the applicable date of the acquisition, and not on a pro forma or a full year basis.

Descriptions of the adjustments for the Star Gas Propane Acquisition and related financings are presented in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical financial statements included in this offering memorandum. The pro forma condensed combined balance sheet and the pro forma condensed combined statement of operations were derived by adjusting our historical financial statements. The adjustments are based on currently available information and, therefore, the actual adjustments may materially differ from the pro forma adjustments. The acquisition of Star Gas Propane, L.P. will be accounted for as an acquisition under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. The assets and liabilities of Star Gas Propane, L.P. will be reflected at fair value. A final determination of the purchase accounting adjustments, including the allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the following unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed combined financial statements. However, management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma condensed combined financial statements do not purport to present our financial position or results of operations had the Star Gas Propane Acquisition actually been completed as of the dates indicated. Moreover, the statements do not project our financial position or results of operations for any future date or period.

INERGY, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2004

(in thousands)

	Inergy, L.P.	Star Gas Propane, L.P.	Purchase Adjustment			Debt/ Equity Offering		Pro Forma
ASSETS
Current assets:
Cash	$8,009	$15,107	$(479,500	)(a)		$390,000 (b)		$23,116
						90,000	(c)
						7,375	(d)
						(7,875)	(e)
Accounts receivable, net	35,724	18,631						54,355
Inventories	25,358	11,433						36,791
Prepaid expenses and other current assets	5,761	1,683						7,444
Assets from price risk management activities	12,105	—						12,105
Due from affiliates	—	10,638	(10,638)		(f)			—

Total current assets	86,957	57,492	(490,138)			479,500		133,811
Property, plant and equipment, net	197,445	183,567	98,866		(a)			479,878
Investment in subsidiaries	—	109,228	(109,228)		(f)			—
Intangible assets, net	70,259	74,972	33,676		(a)	10,000	(b)	191,848
			(527)		(f)	5,875	(e)
						(2,407)	(g)
Goodwill	72,079	40,617	22,295		(a)			134,991
Other	222	2,974						3,196

Total assets	$426,962	$468,850	$(445,056)			$492,968		$943,724

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$43,136	$6,419						$49,555
Accrued expenses	14,985	8,831						23,816
Customer deposits	4,642	7,551						12,193
Liabilities from price risk management activities	9,425							9,425
Current portion of long term debt	1,379	26,900	(26,900)		(f)			1,379

Total current liabilities	73,567	49,701	(26,900)			—		96,368
Long term debt, less current portion	111,629	98,275	(98,275)		(f)	400,000	(b)	519,004
						7,375	(d)
Due to affiliate		23,500	(23,500)		(f)			—
Other long term liabilities		993						993
Partners' capital	241,766	296,381	(324,663)		(a)	90,000	(c)	327,359
			28,282		(f)	(2,000)	(e)
						(2,407)	(g)

Total liabilities and partners' capital	$426,962	$468,850	$(445,056)			$492,968		$943,724

INERGY, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended June 30, 2004

(in thousands)

	Inergy, L.P.	Star Gas	Purchase Adjustment			Debt/ Equity Offering			Pro Forma
Revenues:
Propane	$345,787	$270,560							$616,347
Other	34,578	24,821							59,399

	380,365	295,381	—			—			675,746
Cost of product sold	275,941	163,515							439,456

Gross profit	104,424	131,866	—			—			236,290

Expenses:
Operating and administrative	60,514	78,085							138,599
Depreciation and amortization	15,267	15,023	385	(h	)				30,675

Operating income	28,643	38,758	(385)			—			67,016

Other income (expense)
Interest expense	(5,810)	(7,743)				(14,082)	(i	)	(27,635)
Interest expense related to write off of deferred financing costs	(1,216)								(1,216)
Make whole premium charge	(17,949)								(17,949)
Swap value received	949								949
Gain (loss) on sale of property, plant and equipment	(136)								(136)
Finance charges	591								591
Other	84								84

Income (loss) before income taxes	5,156	31,015	(385)			(14,082)			21,704
Provision for income tax	164	225							389

Net income (loss)	$4,992	$30,790	$(385)			$(14,082)			$21,315

Notes to unaudited pro forma condensed combined financial information

Pro forma adjustments

(a)	Reflects the total purchase price for the Star Gas Propane Acquisition of $479.5 million, calculated as follows (in thousands):

	Aggregate cash purchase price to seller	$475,000
	Direct acquisition costs	4,500

	Total Star Gas Propane Acquisition purchase price	$479,500

	Our preliminary allocation of the total consideration for the Star Gas Propane Acquisition is as follows (in thousands):

		Historical Net Book Value of Acquired Assets and Liabilities	Adjustment	Preliminary Fair Value
	Current assets	$46,854	$—	$46,854
	Property, plant and equipment	183,567	98,866	282,433
	Intangible assets	74,445	33,676	108,121
	Other assets	2,974	—	2,974
	Goodwill	40,617	22,295	62,912
	Current liabilities	(22,801)	—	(22,801)
	Other long term liabilities	(993)	—	(993)

	Total Star Gas Acquisition purchase price	$324,663	$154,837	$479,500

	Approximately $108.1 million of the total Star Gas Propane Acquisition purchase price has been preliminarily allocated to identifiable intangible assets consisting primarily of customer lists and non-compete agreements. These intangible assets are being amortized over estimated useful lives ranging from 3 to 15 years.

(b)	Reflects gross proceeds of $400 million from this offering, net of approximately $9.0 million in initial purchasers’ discounts and approximately $1.0 million of other offering expenses. The fees are subject to amortization over the life of the senior notes. The estimated net proceeds will be used to pay a portion of the consideration for the Star Gas Propane Acquisition. To the extent the 364-day credit facility is utilized to fund the Star Gas Propane Acquisition, the net proceeds of this offering will be used to repay the 364-day credit facility instead.

(c)	Reflects gross proceeds to us of $90 million from the issuance of common units to Kayne Andersen MLP Investment Company, Tortoise Energy Infrastructure Corporation, and RCH Energy MLP Fund L.P. and a related fund.

(d)	Reflects borrowings under the new acquisition revolving credit facility of approximately $7.4 million utilized to pay the fees and expenses described in adjustment (e).

(e)	Reflects transaction expenses of $7.9 million comprised of a $2 million commitment fee for the new 364-day credit facility, $4.9 million in fees to the lenders incurred in connection with refinancing our acquisition and working capital revolving facilities and $1 million in other legal, printing and accounting expenses incurred in connection with the credit facilities and related transactions.

(f)	Reflects the elimination of certain current and noncurrent balances of $28.3 million pursuant to the Interest Purchase Agreement. This included balances due (from) to affiliates of approximately $(10.6) million and $23.5 million, as well as approximately $125.2 million of long term debt being

	retained by the seller. Deferred debt issuance costs of $0.5 million related to the debt will be written off. The adjustment also includes the elimination of Star Gas Propane’s equity interest of $109.2 million in a subsidiary that will be retained by Star Gas Partners, L.P.

(g)	Reflects the write off of $2.4 million of deferred financing costs associated with our retirement of our previous credit facilities.

(h)	Reflects the pro forma adjustment to Star Gas Propane, L.P. depreciation and amortization expense as follows (in thousands):

	Eliminate the historical depreciation and amortization expense	$(15,023)
	Pro forma depreciation and amortization expense	15,408

	Pro forma adjustment to depreciation and amortization expense	$385

(i)	Reflects pro forma adjustments to interest expense as follows (in thousands):

	Eliminate Star Gas Propane, L.P. interest expense	$(7,743)
	Interest expense related to the notes and the new credit facility.	20,092
	Interest expense resulting from amortization of deferred financing	1,733

	Pro forma adjustment to interest expense	$14,082

	If some or all of the 364-day credit facility is used to fund the Star Gas Propane Acquisition on an interim basis, interest expense may differ from the amounts presented above because interest rates on the 364-day credit facility, the senior notes and the new credit facility vary.

5. Our Recent Acquisitions

Star Gas Propane

Overview of the Acquisition

On November 18, 2004, we signed a definitive agreement to purchase 100% of the partnership interests (but specifically excluding Petro Holdings, Inc., a subsidiary of Star Gas Propane) in Star Gas Propane, L.P., the propane operating partnership of Star Gas Partners, L.P. (NYSE: SGU, SGH), for approximately $475 million plus working capital adjustments. Following the consummation of this acquisition, we believe we will be the fifth largest retail propane operator in the United States serving approximately 600,000 customers from approximately 270 customer service centers in 26 states. The acquisition is expected to close on or about December 17, 2004 and is subject to customary closing conditions and regulatory approvals. The closing of this offering is conditioned upon the consummation of the Star Gas Propane Acquisition.

We believe the Star Gas Propane Acquisition will provide several key strategic benefits. The acquisition will more than double our existing customer base, while strengthening our position in the Great Lakes region and expanding our retail propane business into the attractive Northeast markets. We believe our acquisition of Star Gas Propane will be beneficial to us because Star Gas Propane, like us, has a retail focus with high tank ownership and decentralized operations with local business branding and because the acquisition will expand our customer base, increase the scale of our operations and strengthen our geographic diversity.

Overview of the Star Gas Propane Acquisition Funding

We intend to finance the Star Gas Propane Acquisition and related fees and expenses through:

•	at least $90 million of proceeds from issuances of our common units to certain institutional investors;

•	$400 million in anticipated gross proceeds from the notes offered hereby;

•	approximately $7.4 million in borrowings under our new revolving acquisition credit facility.

These amounts exclude additional borrowings we may need to make under our new revolving acquisition credit facility to fund working capital adjustments in connection with the Star Gas Propane Acquisition.

In the event that the Star Gas Propane Acquisition is consummated prior to the consummation of the offering of these notes, we anticipate that we will borrow approximately $400 million under our new 364-day credit facility. We would then use the net proceeds from this notes offering to repay amounts drawn under the 364-day credit facility. If we utilize our 364-day credit facility, we will incur up to an additional $3 million in fees which may be funded through our new credit facilities.

Each of the issuances of our common units to the institutional investors and any borrowings under our 364-day credit facility and new revolving acquisition credit facility will occur concurrently with the consummation of the Star Gas Propane Acquisition, currently anticipated to occur on or about December 17, 2004.

In addition, we anticipate that we will issue additional common units with expected net proceeds of approximately $110 million in the near term. This issuance may precede or follow the closing of the Star Gas Propane Acquisition. We cannot provide you assurance as to the timing or terms of this issuance as our decision will be based on a number of contingencies, including market conditions.

Overview of the Star Gas Propane Business

Star Gas Propane is primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. In this section, we describe Star Gas Propane based on information available to us as of the end of Star Gas Propane’s fiscal 2003 year. We currently anticipate updating this information for fiscal 2004 as soon as the relevant information is available to us. There may be differences in this information between fiscal 2003 and fiscal 2004 and the differences may be significant. For fiscal 2003, Star Gas Propane delivered approximately 167 million gallons of retail propane to customers from its 123 branch locations and 126 satellite storage facilities in the Midwest, Northeast, Florida and Georgia. In addition to its retail business, Star Gas Propane also serves wholesale customers. For fiscal 2003, approximately 92% of propane sales were to retail customers and approximately 8% were to wholesale customers. Star Gas Propane’s operations in Connecticut, Florida, Georgia, Illinois, Indiana, Kentucky, Maine, Massachusetts, Michigan, Minnesota, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Vermont, West Virginia and Wisconsin.

During fiscal 2003, approximately 72% of Star Gas Propane’s retail sales were made to residential customers and 28% of retail sales are made to commercial and agricultural customers. Star Gas Propane’s sales to residential customers in fiscal 2003 accounted for approximately 77% of its propane gross profit on propane sales, reflecting the higher margins of this segment of the market. In excess of 95% of Star Gas Propane’s residential propane customers lease their tanks from the propane segment and over half of its residential customers receive their propane supply under an automatic delivery system.

Star Gas Propane obtains propane from over 30 sources, all of which are domestic or Canadian companies, including BP Canada Energy Marketing Corp., Dawson Oil Company LTD., Duke Energy NGL Services, LP, Dynegy Inc., Enterprise Products Partners, Kinetic Resources, U.S.A., Marathon Oil Company, MarkWest Hydrocarbon, Inc., Transammonia Inc. and Vanguard Petroleum Corporation. The majority of its propane supply is purchased under annual or longer term supply contracts that generally provide for pricing in accordance with market prices at the time of delivery. The product supplied for the contracts come from refineries, gas processing plants and bulk purchases at the Mont Belvieu trading and storage complex.

As of September 30, 2003, Star Gas Propane had 1,209 full-time employees; owned 98 of its 123 branch locations and 92 of its 126 satellite storage facilities; owned or leased a fleet of 9 tractors, 35 transport trailers, 704 bobtail and rack trucks and 572 other service and pick-up trucks; and owned or leased 385 bulk storage tanks, approximately 365,000 stationary customer storage tanks and 40,000 portable propane cylinders.

6. Description of Other Indebtedness

Revolving Credit Facilities

We currently have a $225.0 million revolving acquisition credit facility and a $75.0 million revolving working capital facility. As of November 1, 2004, we had available capacity of $119.3 million under our acquisition facility and $32.3 million under our working capital facility. Concurrent with the consummation of the Star Gas Propane Acquisition, we plan to enter into a new five-year $250.0 million revolving acquisition credit facility and a new five-year $75.0 million revolving working capital credit facility with terms substantially similar to our existing facilities. The borrower under the new credit facilities will be us rather than our operating company and we will have the option to utilize up to $25.0 million of available borrowing capacity from our new revolving acquisition credit facility for working capital purposes.

Proposed 364-Day Acquisition Credit Facility

In the event that our Star Gas Propane Acquisition is consummated prior to the closing of the sale of these notes, we will have access to a 364-day credit facility for which we have received a commitment from JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Brothers Inc. and Lehman Commercial Paper Inc. Borrowings under this 364-day credit facility may only be used to finance the Star Gas Propane Acquisition and related expenses.

The 364-day facility, will be concurrently and permanently reduced on a dollar-for-dollar basis with the net proceeds from any issuances of debt or equity in excess of $80.0 million during the period commencing on November 18, 2004 and ending on the date we enter into our proposed acquisition and working capital revolving credit facilities. Subsequent to the closing of our proposed revolving acquisition and working capital credit facilities, any remaining borrowings under the 364-day facility and the 364-day facility itself will be concurrently and permanently reduced on a dollar-for-dollar basis with the net proceeds from any of our issuances of debt or equity until the 364-day facility is paid down and terminated. The 364-day credit facility will be guaranteed by us and all of our present and future subsidiaries and will be secured on an equal basis with our credit facilities.

We expect that the borrowings under our 364-day credit facility will bear interest at a variable interest rate based on one of two indices that include either (i) the Alternate Base Rate (as defined in the 364-day facility) plus an applicable margin, which shall be fixed at 1.25% until the delivery of our financial statements for the period ending December 31, 2004, or (ii) the Adjusted LIBOR Rate (as defined in the 364-day facility) plus an applicable margin, which shall be fixed at 2.75% until the delivery of our financial statements for the period ending December 31, 2004. After that period, the applicable margin will be adjusted quarterly based upon our total leverage ratio (as defined in the 364-day facility).

The proposed 364-day credit facility imposes certain operating and financial restrictions on us, many of which are substantially similar to those contained in our existing and new credit facilities. Such restrictions in many cases limit or prohibit, among other things, our ability to incur additional indebtedness, create liens, sell assets, enter into a merger and pay dividends or make distributions.

While we believe this description of our proposed 364-day credit facility reflects our current expectations, we cannot assure you that we will be able to consummate the proposed 364-day credit facility on the timing and the terms described above.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated December 9, 2004.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INERGY, L.P.

By:	INERGY GP, LLC,
Its Managing General Partner

Date: December 9, 2004	By:	/S/ LAURA L. OZENBERGER
Laura L. Ozenberger Vice President, General Counsel and Secretary